Exhibit 4.4

THIS WARRANT AND THE SECURITIES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES OR “BLUE SKY” LAWS OF ANY JURISDICTION. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED UNLESS THE REGISTRATION PROVISIONS OF SAID ACT AND THE REGISTRATION, QUALIFICATION AND FILING REQUIREMENTS OF ALL APPLICABLE JURISDICTIONS HAVE BEEN COMPLIED WITH OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED OR THAT THE PROPOSED TRANSACTION WILL BE EXEMPT FROM REGISTRATION, QUALIFICATION AND FILING IN ALL SUCH JURISDICTIONS OR UNLESS SOLD PURSUANT TO RULE 144 OF SAID ACT.

THE SALE, ENCUMBRANCE OR OTHER DISPOSITION OF THIS WARRANT AND THE SECURITIES ISSUABLE HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INVESTORS’ RIGHTS AGREEMENT, THE CO-SALE AGREEMENT AND THE VOTING AGREEMENT (EACH AS DEFINED BELOW) AS WELL AS THE BYLAWS OF THE COMPANY, AS THEY MAY BE AMENDED FROM TIME TO TIME. SUCH AGREEMENTS AND BYLAWS INCLUDE RESTRICTIONS AND LIMITATIONS ON THE TRANSFER OF THIS WARRANT AND THE SECURITIES ISSUABLE HEREUNDER. A COPY OF SUCH DOCUMENTS MAY BE INSPECTED AT THE PRINCIPAL OFFICE OF THE COMPANY OR OBTAINED FROM THE COMPANY WITHOUT CHARGE UPON REQUEST.

WARRANT TO PURCHASE STOCK

(United States)

Company:	Square, Inc., a Delaware corporation (the “Company”)

Number of Shares:	939,679 plus, solely in the event that more than an aggregate of 1,815,870 shares of Series D Preferred Stock of the Company are issued and sold by the Company on or before September 15, 2012 pursuant to the Purchase Agreement (as defined below), an additional number of shares equal to 3.00% of the Additional Shares.

The “Additional Shares” shall mean the number of shares equal to (x) the aggregate number of shares of Series D Preferred Stock of the Company issued and sold by the Company on or before September 15, 2012 pursuant to the Purchase Agreement less (y) 1,815,870.

Class of Stock:	Common stock of the Company, par value $0.000001 per share (the “Common Stock”)

Exercise Price:	$110.14 per share, subject to adjustment as set forth herein (the “Warrant Price”)

Issue Date:	August 7, 2012 (the “Issue Date”)

Expiration Date:	As defined in Section 5

This Warrant certifies that, for good and valuable consideration, Starbucks Corporation, a Washington corporation (“Starbucks”), is entitled to purchase from the Company, until 5:00 p.m. Pacific time on the Expiration Date, the number of fully paid and nonassessable shares of the Common Stock set forth above (the “Warrant Shares”) at the Warrant Price, subject to the provisions and upon the terms and conditions set forth in this Warrant. This Warrant is issued in consideration for (i) the services performed by Starbucks pursuant to that certain Master Collaboration Agreement, dated August 7, 2012, by and between the Company and Starbucks (as may be supplemented, amended or modified from time to time, the “Commercial Agreement”), and in connection with (ii) that certain Series D Preferred Stock Purchase Agreement, dated July 17, 2012, by and between the Company and certain investors in the Company, including Starbucks (as may be supplemented, amended or modified from time to time, the “Purchase Agreement”, (iii) that certain Fourth Amended and Restated Investors’ Rights Agreement, dated July 17, 2012, by and between the Company and certain investors in the Company, including Starbucks (as may be supplemented, amended or modified from time to time, the “Investors’ Rights Agreement”), (iv) that certain Amended and Restated Right of First Refusal and Co-Sale Agreement, dated July 17, 2012, by and between the Company and certain investors in the Company, including Starbucks (as may be supplemented, amended or modified from time to time, the “Co-Sale Agreement”) and (v) that certain Amended and Restated Voting Agreement, dated July 17, 2012, by and between the Company and certain investors in the Company, including Starbucks (as may be supplemented, amended or modified from time to time, the “Voting Agreement”).

The Company and the Holder (as defined below) (each, a “party” and together, the “parties”) agree that this Warrant shall be treated for all tax purposes (i) as having been transferred in connection with the performance of services within the meaning of Section 83 of the Internal Revenue Code of 1986, as amended, and Section 1.83-7 of the Treasury Regulations thereunder and (ii) and as not having a “readily ascertainable fair market value” within the meaning of such sections, and the parties shall not take any contrary position on any tax return or in any communication with any taxing authority. The parties shall cooperate to determine the value for tax reporting purposes of the Warrant Shares.

1.	CERTAIN DEFINITIONS.

As used in this Warrant, the following terms shall have the following respective meanings:

“Additional Stock” shall have the meaning set forth in the Restated Certificate.

“Commercial Launch Date” shall mean the date on which Pay with Square transactions are available for use in 33% of all Starbucks Owned Stores open as of such date in the United States.

“Co-Sale Right” shall have the meaning set forth in the Co-Sale Agreement.

“Holder” shall mean Starbucks Corporation or any subsequent Holder in whose name this Warrant is registered upon the books and records maintained by the Company.

“Initial Public Offering” shall mean the Company’s initial underwritten public offering of its securities to the general public pursuant to an effective registration statement filed by the Company under the Securities Act of 1933, as amended.

“Liquidation Transaction” shall have the meaning given to the term “Change of Control Transaction” in the Commercial Agreement.

“Preferred Stock” shall mean the Company’s Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, as described in the Restated Certificate.

“Qualifying IPO” shall have the meaning set forth in the Restated Certificate; provided that the offering price per share must be not less than the Warrant Price (as adjusted pursuant to Section 3 and in effect immediately prior to such offering) to constitute a Qualifying IPO for purposes of Section 3.1 hereof.

“Restated Certificate” shall mean the Company’s Restated Certificate of Incorporation, dated July 13, 2012 and filed with the Secretary of State of the State of Delaware.

“Starbucks Owned Stores” shall have the meaning set forth in the Commercial Agreement.

2.	VESTING AND EXERCISE.

2.1 Vesting. The Warrant shall vest and become exercisable at the earlier of (i) the Commercial Launch Date and (ii) fifteen (15) business days prior to the closing or occurrence of a Liquidation Transaction; provided that the Warrant shall not vest pursuant to the foregoing clause (ii) if the Commercial Agreement has been terminated in accordance with its terms (other than a termination by Starbucks pursuant to Section 12.2 of the Commercial Agreement) prior to the closing or occurrence of the Liquidation Transaction. The Holder shall confirm in writing to the Company that the Commercial Launch Date has occurred.

2.2 Notice of Exercise; Payment. The Holder may exercise this Warrant, in whole or in part, at any time, or from time to time, on or after the date of vesting to and including the Expiration Date, by surrendering this Warrant at the principal office of the Company together with:

2.2.1 a duly executed Notice of Exercise in substantially the form attached as Exhibit A, and

2.2.2 payment (i) in cash (by check) or by wire transfer of immediately available funds, (ii) if the Company provides its prior written consent, by cancellation by the Holder of indebtedness of the Company to the Holder; or (iii) if the Company provides its prior written consent, by a combination of (i) and (ii), of an amount equal to the product obtained by multiplying the number of Warrant Shares being purchased upon such exercise by the then effective Warrant Price.

2.3 Effectiveness

2.3.1 Except as otherwise provided in Section 2.3.2, each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the later of (i) the day on which a Notice of Exercise shall have been delivered to the Company as provided in Section 2.2.1 and (ii) the day on which payment has been made to the Company pursuant to Section 2.2.2. At such time, the person or persons in whose name or names any certificates for Warrant Shares shall be issuable upon such exercise as provided in Section 2.5 below shall be deemed to have become the holder or holders of record of the Warrant Shares to be represented by such certificates.

2.3.2 Notwithstanding any other provision of this Warrant, if the exercise of all or any portion of this Warrant is to be made in connection with an Initial Public Offering, a Liquidation Transaction or an exercise of the Co-Sale Right, such exercise may, at the election of the Holder, be conditioned upon consummation of such transaction or event, in which case such exercise shall not be deemed effective until immediately prior to the consummation of such transaction or event.

2.4 Taxes. The issuance of certificates for Warrant Shares to the Holder upon the exercise of this Warrant shall be made without charge to the Holder for any issue or transfer tax or other reasonable and customary incidental expense in respect of the issuance of such certificates and all of such taxes and expenses shall be paid by the Company. The Company shall be entitled to deduct and withhold from any payments made or deemed made with respect to this Warrant any amounts required to be deducted and withheld with respect to the making of such payment or deemed payment under the Code, and the rules and regulations promulgated thereunder, or under any provision of state, local or foreign tax law. To the extent amounts are so withheld and paid over to the appropriate taxing authority, the Company shall promptly deliver to the Holder a copy of the return reporting such payment or other evidence of such payment and the withheld amounts shall be treated for all purposes of this Warrant as having been paid to the Holder in respect of which such withholding was made. The Company shall not be obligated to gross-up or indemnify any Holder with respect to any withholding tax hereunder.

2.5 Delivery of Certificate and New Warrant. Promptly after the Holder exercises this Warrant the Company shall deliver to the Holder certificates for the Warrant Shares acquired and, if this Warrant has not been fully exercised and has not terminated, this Warrant shall automatically be reduced by the number of Warrant Shares issued and remain exercisable for such remaining Warrant Shares not so acquired, and all other terms of the Warrant shall otherwise remain in full force and effect as so adjusted; provided, however, that if this Warrant has not been fully exercised and has not terminated and if requested by the Holder, promptly after the Holder exercises this Warrant, and in any event within ten (10) days thereafter, the Company shall deliver to the Holder, in exchange for this Warrant, a new warrant or warrants (dated the date hereof) of like tenor and with the same date, calling in the aggregate on the face or faces thereof for the number of Warrant Shares equal to the number of such shares which remain issuable hereunder immediately following such exercise as provided in Section 2.2 above (without giving effect to any adjustment thereof). Upon final exercise of this Warrant for any such remaining number of Warrant Shares, this Warrant shall be surrendered by the Holder to the Company for cancellation.

2.6 Replacement of Warrants. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor representing the same right to purchase Warrant Shares.

2.7 Reservation of Stock. The Company will at all times reserve and keep available, for issuance and delivery upon the exercise of this Warrant, such Warrant Shares and other stock, securities and property, as from time to time shall be issuable upon the exercise of this Warrant.

3.	ADJUSTMENTS TO THE WARRANT SHARES.

3.1 Issuance of Additional Stock Below Warrant Price. Prior to a Qualifying IPO, if the Company shall issue any Additional Stock without consideration or for a consideration per share less than the Warrant Price in effect immediately prior to the issuance of such Additional Stock (as adjusted for stock splits, stock dividends, reclassification and the like), the Warrant Price in effect immediately prior to each such issuance shall automatically be adjusted by multiplying such Warrant Price by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (the “Outstanding Common”) plus the number of shares of Common Stock that the aggregate consideration received by the Company for such issuance would purchase at such Warrant Price; and (y) the denominator of which shall be the number of shares of Outstanding Common plus the number of shares of such Additional Stock; provided, however, that prior to a Qualifying IPO, the number of shares of Common Stock deemed to be issued as Additional Stock shall be appropriately adjusted to reflect any change, termination or expiration of the type described in Section 4(d)(i)(E)(2) or 4(d)(i)(E)(3) of Article IV(B) of the Restated Charter. For purposes of the foregoing calculation, the term “Outstanding Common” shall be deemed to include shares of Common Stock deliverable upon conversion, exchange or exercise of securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (assuming the satisfaction of any conditions to convertibility, exchangeability or exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments). No adjustment of the Warrant Price shall be made in an amount less than one cent per Warrant Share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or, prior to a Qualifying IPO, shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward. In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the board of directors of the Company irrespective of any accounting treatment. Notwithstanding any other provisions of this Section 3.1, except to reflect a change in the assumptions underlying a deemed issuance of Additional Stock (as set forth in the Restated Certificate), no adjustment of the Warrant Price pursuant to this Section 3.1 shall have the effect of increasing the Warrant Price above the Warrant Price in effect immediately prior to such adjustment.

3.2 Stock Splits and Dividends. In the event the Company should fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (such securities or rights, the “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the number of shares of Common Stock issuable on exercise of this Warrant shall be increased in proportion to such increase of the aggregate number of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents (with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in accordance with the Restated Certificate) and the Warrant Price shall be proportionately decreased, such that the aggregate Warrant Price payable for the total number of shares of Common Stock issuable on exercise of this Warrant is equal to the aggregate Warrant Price which would have been payable for the total number of shares of Common Stock issuable on exercise of this Warrant immediately prior to such adjustment.

3.3 Reverse Stock Splits. If the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock, then, as of the record date of such combination (or the date of such combination if no record date is fixed), the Warrant Price shall be increased and the number of shares of Common Stock issuable on exercise of this Warrant shall be decreased, in each case in proportion to such decrease in outstanding shares, such that the aggregate Warrant Price payable for the total number of shares of Common Stock issuable on exercise of this Warrant is equal to the aggregate Warrant Price which would have been payable for the total number of shares of Common Stock issuable on exercise of this Warrant immediately prior to such adjustment.

3.4 Other Distributions. In the event the Company shall declare a distribution payable in securities of the Company not giving rise to an adjustment elsewhere in this Section 3, securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (including cash dividends) or options or rights not referred to in Section 3.1 or 3.2, then, in each such case, the Holder shall be entitled to receive, upon exercise of this Warrant, the number and kind of securities and assets (including cash dividends) the Holder would have received if it were the record holder of the Warrant Shares issuable under this Warrant (regardless of whether then vested) as of the record date fixed for the determination of the holders of Common Stock entitled to receive such distribution.

3.5 Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (including, without limitation, a reclassification, exchange, substitution or other event that results in a change of the Common Stock into other securities or property, or the consolidation or merger of the Company with or into another corporation, but excluding (i) a merger or consolidation in which the Company is the continuing corporation and which does not result in any reclassification of the outstanding shares of Common Stock or the conversion of such outstanding shares of Common Stock into shares of other stock or other securities or property, (ii) the events described in Sections 3.2 and 3.3, and (iii) for so long as the Preferred Stock is outstanding, a transaction that does not constitute a recapitalization pursuant to Article IV(B)(4)(f) of the Restated Certificate unless (A) such transaction requires the approval of one or more classes of Preferred Stock pursuant to Article IV(B)(6) of the Restated Certificate and in connection with granting such approval a holder of Preferred Stock either (x) enters into an agreement with the Company, any of its subsidiaries or a third party or (y) receives any additional consideration or (B) one or more classes of the Preferred Stock is converted into or exchanged for other securities or property in such transaction), the Holder shall thereafter be entitled to receive, upon exercise of this Warrant, the number and kind of shares of stock or other securities or property of the Company or otherwise, that the Holder would have received as a result of such recapitalization if it were the record holder of the Warrant Shares issuable under this Warrant (regardless of whether then vested) as of the record date fixed for the determination of the holders of Common Stock entitled to participate in such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the Holder after the recapitalization to the end that the provisions of this Section 3 (including adjustment of the Warrant Price then in effect and the number of shares issuable upon exercise of this Warrant) shall be applicable after that event and be as nearly equivalent as practicable. Any such adjustment shall be made by and set forth in a supplemental agreement between the Holder and the Company or any successor thereto. The Company shall not effect any such recapitalization unless upon or prior to the consummation thereof the successor corporation, or if the Company shall be the surviving corporation in any such recapitalization and is not the issuer of the shares of stock or other securities or property to be delivered to holders of shares of the Common Stock outstanding at the effective time thereof, then such issuer, shall assume by written instrument the obligation to deliver to the Holder such shares or cash or other securities or property as the Holder shall be entitled to purchase in accordance with the foregoing provisions.

3.6 Participation in an Offer. In the event the Company or any affiliate of the Company makes an offer to the holders of Common Stock (or shares convertible into or exchangeable for Common Stock) to purchase any shares of Common Stock (or shares convertible into or exchangeable for Common Stock), or any third party makes an offer to acquire all of the shares of Common Stock (including shares convertible into or exchangeable for Common Stock) and such third party offer has been approved by the Company’s board of directors or facilitated by the Company (and not thereafter opposed by the Company’s board of directors), then in each such case the Company shall ensure (or, in the case of such a third party offer, shall use commercially reasonable efforts to ensure) that the Holder may (i) if the Warrant is exercisable prior to the closing of the offer, provisionally exercise and tender into and have accepted into such offer its Warrant Shares such that, upon exercise of this Warrant at or prior to the closing of such offer, for each Warrant Share acquired that was provisionally tendered into such offer, the Holder shall receive the total consideration to which the Holder would have been entitled had the Holder owned such Warrant Shares of record as of the date of tender, and (ii) if the Warrant is not exercisable prior to the closing of the offer, provisionally tender into and have accepted into such offer its Warrant Shares, such that, as soon as the Warrant becomes exercisable, the Holder shall exercise the Warrant and, for each Warrant Share acquired that was provisionally tendered into such offer, the Holder shall receive the total consideration to which the Holder would have been entitled had the Holder owned such Warrant Shares of record as of the date of tender.

3.7 Adjustment is Cumulative. The provisions of this Section 3 shall similarly apply to successive issuances, dividends, stock splits or reverse stock splits, distributions, exchanges, substitutions recapitalizations, offers or other events.

3.8 Fractional Warrant Shares. No fractional shares shall be issued upon the exercise of this Warrant, and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share. The number of shares issuable upon such exercise shall be determined on the basis of the total number of shares of Common Stock issuable upon such exercise. If the exercise would result in any fractional share, the Company shall, in lieu of issuing any such fractional share, pay the Holder an amount in cash equal to the fair market value of such fractional share on the date of exercise, as determined in good faith by the board of directors of the Company.

3.9 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Warrant Price or the number of Warrant Shares issuable upon exercise of this Warrant pursuant to this Section 3, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to the Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of the Holder, furnish or cause to be furnished to the Holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Warrant Price, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the exercise of this Warrant.

4.	REGISTRATION RIGHTS; NO VOTING RIGHTS.

4.1 All Warrant Shares issuable upon exercise of this Warrant shall be “Registrable Securities” pursuant to the Investors’ Rights Agreement, as such agreement may be amended from time to time.

4.2 Without limitation to rights and obligations of the Holder pursuant to the Restated Charter, the Bylaws of the Company, the Investors’ Rights Agreement, the Co-Sale Agreement and the Voting Agreement, this Warrant shall not entitle the Holder hereof to any voting rights or other rights as a stockholder of the Company.

5.	TERMINATION OF WARRANT.

This Warrant (and the right to purchase securities upon exercise hereof) shall terminate upon the earlier to occur of (i) the fifth anniversary of the Commercial Launch Date, (ii) the consummation of a Liquidation Transaction and (iii) forfeiture and cancellation pursuant to Section 3.2 of the Commercial Agreement, to the extent applicable (such applicable date, the “Expiration Date”). Subject to Section 7.3, Holder shall be given at least five (5) business days notice and an opportunity to exercise this Warrant prior to the consummation of any Liquidation Transaction. The Holder may at any time prior to the Expiration Date exercise this Warrant in whole or part, to the extent then exercisable in accordance with the terms hereof, by delivering a duly executed Notice of Exercise and payment pursuant to Section 2.2. Notwithstanding any provision to the contrary, if the Notice of Exercise and payment is delivered on or prior to the Expiration Date, the rights and obligations of the Company and the Holder under this Warrant in respect of the Warrant Shares to which the Notice of Exercise relates shall survive the Expiration Date.

6.	REPRESENTATIONS AND WARRANTIES.

6.1 Representations and Warranties of the Company. The Company hereby represents and warrants to the Holder that (except as set forth in the Schedule of Exceptions attached as Exhibit A to the Amendment Agreement, dated as of August 7, 2012, by and among the Company and certain other parties thereto) each of the representations and warranties set forth in Section 2 of the Purchase Agreement, is true and correct as of the date hereof, with the same force and effect as if made hereunder, mutatis mutandis, with respect to this Agreement and the Warrant and the Warrant Shares (collectively, the “Securities”).

6.2 Representations and Warranties of Holder. The Holder hereby represents and warrants to the Company that each of the representations and warranties set forth in Section 3 of the Purchase Agreement is true and correct as of the date hereof, with the same force and effect as if made hereunder, mutatis mutandis, with respect to this Agreement and the Securities.

7.	GENERAL PROVISIONS.

7.1 No Impairment. The Company will not, by amendment of its charter or through reorganization, consolidation, merger, dissolution, sale of assets or any other voluntary action, take any action for the primary purpose of avoiding or seeking to avoid the observance or performance of any of the terms of this Warrant, but will (subject to Section 7.12 below) at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as the Company determines, in good faith, is necessary or appropriate in order to protect the rights of the holder of this Warrant against impairment.

7.2 Notices. Any and all notices required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed to provide such party sufficient notice under this Agreement on the earliest of the following: (a) at the time of personal delivery, if delivery is in person; (b) immediately upon facsimile transmission (with a confirmation of receipt to the sending party), (c) one (1) business day after deposit with an express overnight courier for United States deliveries, with proof of delivery from the courier requested; or (d) three (3) business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries. All notices not delivered personally will be sent with postage or other charges prepaid and properly addressed to the party to be notified.

Any notice to be given to the Company pursuant to this Section 7.2 shall be delivered to:

Square, Inc.

901 Mission Street

San Francisco, California 94103

Attention:         Legal Department

Facsimile:

Any notice to be given to the Holder pursuant to this Section 7.2 shall be delivered to:

Starbucks Corporation

Attention:         Chief Financial Officer

Facsimile:

with a copy to:

Attention:         General Counsel

Facsimile:

A party may from time to time change its address for notification purposes by giving the other party notice of the new address and the date upon which it will become effective.

7.3 Notices of a Record Date. In case:

7.3.1 the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time receivable upon the exercise of this Warrant), for the purpose of entitling them to receive any dividend or other distribution, or any right to subscribe for or purchase any shares of stock of any class or any other securities or to receive any other right; or

7.3.2 of any Liquidation Transaction, any capital reorganization of the Company, or any reclassification of the capital stock of the Company, in which holders of the Company’s Common Stock are to receive stock, securities or property of another corporation; or

7.3.3 of any voluntary dissolution, liquidation or winding-up of the Company; or

7.3.4 of any redemption or conversion of all outstanding Common Stock;

then, and in each such case, the Company will mail or cause to be mailed to the Holder of this Warrant a notice specifying, as the case may be, (i) the date on which a record is to be taken for the purpose of such dividend, distribution or right, or (ii) the date on which such Liquidation Transaction, reorganization, reclassification, dissolution, liquidation, winding-up, redemption or conversion is to take place, and the time, if any is to be fixed, as of which the holders of Common Stock (or such stock or securities as at the time are receivable upon the exercise of this Warrant), shall be entitled to exchange their shares of Common Stock (or such other stock or securities), for securities or other property deliverable upon such Liquidation Transaction, reorganization, reclassification, dissolution, liquidation or winding-up. Such notice shall be delivered at least thirty (30) days prior to the date therein specified.

7.4 Attorneys Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs reasonably incurred in such dispute, including reasonable attorneys’ fees.

7.5 Governing Law. This Warrant will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to that body of laws pertaining to conflict of laws.

7.6 Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Warrant.

7.7 Antitrust. Starbucks and the Company shall, in consultation and cooperation with the other, file from time to time as requested by Starbucks in connection with the exercise of this Warrant (a) with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form, if any, required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”) for the exercise of the Warrants. Any such filings shall be in substantial compliance with the requirements of the HSR Act. Each of Starbucks and the Company shall (i) furnish to the other party such necessary information and reasonable assistance as the other party may request in connection with its preparation of any filing or submission which is necessary under the HSR Act, and (ii) give the other party reasonable prior notice of any such filings or submissions and, to the extent reasonably practicable, of any communication with, and any inquiries or requests for additional information from, the FTC, the DOJ and any other governmental entity regarding the transactions contemplated by this Agreement, permit the other party to participate in all communications and meetings with any governmental entity to the extent not prohibited by that entity, and permit the other party to review and discuss in advance, and consider in good faith the views of, and secure the participation of, the other party in connection with, any such filings, submissions, communications, inquiries or requests. Holder shall pay its own fees and expenses in complying with this Section 7.7 as well as any filing fees in connection with any notifications under the HSR Act.

7.8 Titles and Headings. The titles, captions and headings of this Warrant are included for ease of reference only and will be disregarded in interpreting or construing this Warrant. Unless otherwise specifically stated, all references herein to “sections” and “exhibits” will mean “sections” and “exhibits” to this Warrant.

7.9 Counterparts. This Warrant may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

7.10 Severability. If any provision of this Warrant is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Warrant and the remainder of this Warrant shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Warrant. Notwithstanding the forgoing, if the value of this Warrant based upon the substantial benefit of the bargain for any party is materially impaired, which determination as made by the presiding court or arbitrator of competent jurisdiction shall be binding, then both parties agree to substitute such provision(s) through good faith negotiations.

7.11 Facsimile Signatures. This Warrant may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

7.12 Amendment and Waivers. This Warrant may be amended only by a written agreement executed by each of the parties hereto. No amendment, termination, discharge or waiver of, or modification of any obligation under this Warrant will be enforceable unless set forth in a writing signed by the party against which enforcement is sought. Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns. No delay or failure to require performance of any provision of this Warrant shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Warrant as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

7.13 Successors and Assigns. Except as otherwise provided in this Warrant, the terms and conditions of this Warrant shall inure to the benefit of and be binding upon the permitted successors and assigns of the parties.

7.14 Entire Agreement. This Warrant and the documents referred to herein including but not limited to the Purchase Agreement (and the documents referred to therein) constitute the entire agreement and understanding of the parties with respect to the subject matter of this Warrant, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by a duly authorized officer.

SQUARE, INC.

/s/ Jack Dorsey
(Signature)

By:	Jack Dorsey
Title:	President

Address:
901 Mission Street, Suite 201
San Francisco, CA 94301
Attn: President

SIGNATURE PAGE TO WARRANT TO PURCHASE STOCK

UNITED STATES

Agreed and Acknowledged:

STARBUCKS CORPORATION

By:	/s/ Viveh Varma
Title:	EXECUTIVE VICE PRESIDENT

SIGNATURE PAGE TO WARRANT TO PURCHASE STOCK

UNITED STATES

EXHIBIT A

NOTICE OF EXERCISE

(TO BE SIGNED ONLY UPON EXERCISE OF WARRANT)

The undersigned hereby elects to purchase                  shares of the common stock, par value $0.0001 per share (the “Warrant Shares”) of Square, Inc., a Delaware corporation, pursuant to the terms of the attached Warrant to Purchase Stock with an Issue Date of August 7, 2012 (the “Warrant”), as follows:

(Initial applicable method:)

a.	The undersigned hereby elects to purchase the Warrant Shares pursuant to the terms of the attached Warrant, and tenders herewith payment of the exercise price in full.

b.	The undersigned hereby elects to purchase the Warrant Shares in accordance with Section 2.3.2 of the attached Warrant, contingent upon the occurrence of the following event: .

Please issue a certificate or certificates representing said Warrant Shares in the name of the undersigned.

(Printed Name of Holder)

Address:

(Signature of Holder)

FIRST AMENDMENT TO WARRANT TO PURCHASE STOCK

(United States)

This FIRST AMENDMENT TO WARRANT TO PURCHASE STOCK, dated as of September 30, 2013 (this “Amendment”), is entered into by and between Square, Inc., a Delaware corporation (the “Company”), and Starbucks Corporation, a Washington corporation (“Starbucks”).

WHEREAS, the parties hereto are parties to that certain Warrant to Purchase Stock (United States), with an issue date of August 7, 2012 (the “Warrant”); and

WHEREAS, Section 7.12 of the Warrant provides that the Company and Starbucks may amend the Warrant by a written agreement executed by each of the parties hereto.

NOW, THEREFORE, for and in consideration of the premises and mutual agreements herein set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

AMENDMENT TO THE WARRANT AGREEMENT

The Warrant is hereby amended as follows:

A. Section 1 of the Warrant is hereby amended by deleting the defined term “Additional Stock” in its entirety.

B. Section 1 of the Warrant is hereby amended by deleting the defined term “Qualifying IPO” in its entirety.

C. Section 3 of the Warrant is hereby amended by deleting Section 3.1 in its entirety and replacing it with the following (and Section 3.1 of the Warrant as in effect prior to the execution of this Amendment by the parties hereto shall no longer apply to the Warrant):

“Reserved.”

D. Section 3 of the Warrant is hereby further amended by deleting the phrase “3.1 or” contained in Section 3.4.

ARTICLE II

MISCELLANEOUS

A. Ratification of Warrant Agreement; No Further Amendment; Full Force and Effect.

Except as amended or modified hereby, all terms, covenants and conditions of the Warrant as heretofore in effect shall remain in full force and effect and are hereby ratified and confirmed in all respects. This Amendment shall form a part of the Warrant for all purposes, and each party hereto and thereto shall be bound hereby. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the parties hereto.

B. Governing Law.

This Amendment will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to that body of laws pertaining to conflict of laws.

C. Successors; Entire Agreement; Counterparts.

The terms and conditions of this Amendment shall inure to the benefit of and be binding upon the permitted successors and assigns of the parties. The Warrant (and the documents referred to in the Warrant including but not limited to the Purchase Agreement (as defined in the Warrant) (and the documents referred to therein), as modified by this Amendment, constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and of the Warrant and supersedes all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement. This Amendment may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company and Starbucks have caused this Amendment to be executed as of the date first written above by their respective duly authorized officers.

SQUARE, INC.

By:	/s/ Sarah Friar
Name:	Sarah Friar
Title:	CFO

STARBUCKS CORPORATION

By:	/s/ Adam Brotman
Name:	Adam Brotman
Title:	EVP, COO

SIGNATURE PAGE TO AMENDMENT TO WARRANT TO PURCHASE STOCK

UNITED STATES